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                                                                       Exhibit 5


                                 (212) 782-0700

                                                      March 24, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

              Re: WMS Industries Inc. Form S-8 Registration Statement and Post-Effective Amendments No. 2 to Form S-8
              Registration Statements

Ladies and Gentlemen:

         We have acted as counsel to WMS Industries Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of: (1) a Registration Statement on Form S-8 registering 515,360 shares (the "Shares") of the Company's common stock, par value $.50 per share ("Common Stock"), to be issued pursuant to certain antidilution provisions of the Company's 1982 Employee Stock Option Plan, 1991 Stock Option Plan, 1993 Stock Option Plan and 1994 Stock Option Plan (collectively, the "WMS Plans") which will be triggered by the spin-off of the Company's approximately 86.75% interest in Midway Games Inc. to the Company's stockholders; and (2) Post-Effective Amendments No. 2 to Registration Statements Nos. 2-82186, 33-48363, 33-79146 and 333-06021, each on Form S-8, amending the prior respective registration statements to reflect the existence of certain stock purchase rights which shall accompany the Common Stock issued upon exercise of options granted or to be granted under each of the WMS Plans.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the WMS Plans; (ii) the registration statements and post-effective registration statements referenced above; (iii) the Company's Restated Certificate of Incorporation, as amended; (iv) the Company's Amended and Restated Bylaws; (v) proceedings of the Board of Directors of the Company and
(vi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the




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originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued upon the adjustment of options granted in accordance with the terms of the WMS Plans have been duly authorized and that such Shares, when issued and delivered, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the reference made to us under "Item 5. Interests of Named Experts and Counsel" contained therein and under the caption "Legal Matters" in the accompanying prospectus. Please note that, as described in such Item 5, shareholders of this firm hold options to purchase an aggregate of 62,955 shares of Common Stock and will receive 10,731 Shares.

         The law covered by the opinions expressed herein is limited to the corporate laws of the State of Delaware.

                                                        Very truly yours,

                                                        SHACK & SIEGEL, P.C.


                                                        By:/s/ Paul S. Goodman
                                                           ---------------------
                                                             Paul S. Goodman

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